Exhibit 10.7

INNOVATIVE DESIGNS, INC.

124 CHERRY STREET

PITTSBURGH, PA 15223

July 12, 2015

Mr. Ketut Jaya

PT Lidya Ivana Collection

JL Bluru Kidul 58

Sidoarjo, Indonesia, 61233

Re: Letter Agreement

Dear Ketut;

This Letter Agreement will set out the terms and conditions for IDI to purchase a World Tech model no.WT-PE130 machine capable of producing the INSULTEX fiber and a 120-90 mm recycle machine as well as the rights to the formula for the K1 and K2 resins.

The purchase price shall be USD $700,000, payable as follows; $300,000 at the time you execute this Letter Agreement, $200,000 at the time the machine is arrived at PUSAN PORT KOREA ready to export, then we will send the document (bill of loadlnd) to the buyer, $100,000 at the time the machine begins to commercially produce the INSULTEX fiber and $100,000 30 days after the first commercial production run of the INSULTEX fiber.

You have advised that the machinery and equipment will be shipped within two months from receipt of our advance payment. We will pay the shipping costs. We will also pay for the preparation of the installation site to be able to accommodate the machinery and equipment.

You have agreed to have your personnel supervise the installation and test run of the machinery and equipment and to train our personnel on the operation of the machinery and equipment. You will send three engineers to the Installation site to be available to work for a two week period, eight hours a day for a five day work week. We will pay their round trip air fare from Korea and pay for their lodging and transportation to and from the plant site.

You will provide us with all drawings, wiring schematics, blue prints and parts listfor the machinery and equipment.

We will accept title to the machinery and equipment at such time as a commercial production run of the INSULTEX fiber has occurred.

You have guaranteed the machinery and equipment for twelve months from the date of completion of erection of the machinery and equipment but in any case the guaranteed period shall not exceed fourteen months from the date of on-board bill of loading. We agree that the guarantee shall not cover natural disasters, a fault in handling, war, riot or terroristic acts, replacement of consumables or in case of any kinds of load exceeding the specified conditions. During the period of the guarantee you have agreed to send one qualified engineer for production technique purposes to our plant. We will pay for a round trip air fare and lodging and we will pay the salary of net $5000,00 per month.

You have agree to guarantee that we will pay no more than per $40 meter in raw materials cost for 1mm thick INSUlTEX fiber INCLUDING labor costs, SHIPPING COST, COST FOR GAS AND ELECTRIC. You have also agreed that we may purchase such raw materials from sources other than you and the guarantee shall still be in effect.

This Letter Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. In the event of dispute between us you agree to the personal jurisdiction of the courts in Alleghany County, Pennsylvania or if such venue is not accepted you agree to the personnel jurisdiction for the federal district court for the Western District of Pennsylvania.

If you are in agreement with the contents of this Letter Agreement, please acknowledge such by signing in the space below.

Sincerely,

Joseph Riccelli, CEO	AGREED

Sign	/s/ Joseph Riccelli	/s/ Ketut Jaya
Ketut Jaya Date: 12 july 2015